CERTIFICATE OF MERGER
                                       OF

                                 ASIA CORK INC.

                                      INTO

                       HANKERSEN INTERNATIONAL CORPORATION

         The undersigned corporation organized and existing under and by virtue of the General Corporation Law of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

         NAME                                            STATE OF INCORPORATION
         ----                                            ----------------------
         Hankersen International Corporation             Delaware

         Asia Cork Inc.                                  Delaware

         SECOND: Than an agreement of merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of section 251 of the General Corporation Law of Delaware.

         THIRD: That the name of the surviving corporation of the merger is Hankersen International Corporation which shall hereinwith be changed to Asia Cork, Inc.

         FOURTH: That the Certificate of Incorporation of Hankersen International Corporation, a Delaware corporation, which will survive the merger, shall be the Certificate of Incorporation of the surviving corporation.

         FIFTH: That the executed Agreement of Merger is on file at an office of the surviving corporation, the address of which is 3rd Floor, A Tower of Chuang Xin, Hi Tech Zone, Xi'An, CHINA.

         SIXTH: That this Certificate of Merger shall be effective on July 10, 2008.

Dated: July 10, 2008
                                    Hankersen International Corporation

                                       By: /s/ Pengcheng Chen
                                           -------------------
                                           Chief Executive Officer